Exhibit 99.1
For Immediate Release
American Axle & Manufacturing Reports
Third Quarter 2006 Financial Results
Detroit, Michigan, October 27, 2006 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today reported its financial results for the third quarter of 2006.
Third Quarter 2006 highlights
•	Third quarter sales of $701.2 million

•	Overall 19% year-over-year decline in production volumes

•	Non-GM sales of $153.2 million, totaling 22% of net sales

•	Special charges of $93.1 million, or $1.17 per share, for postemployment benefits

•	Net loss of $62.9 million or $1.25 per share
AAM’s results in the third quarter of 2006 were a net loss of $62.9 million or $1.25 per share. This compares to earnings of $19.3 million or $0.38 per share in the third quarter of 2005.
In the third quarter of 2006, AAM recorded a special charge relating to supplemental unemployment benefits estimated to be payable to UAW associates who are expected to be permanently idled through the end of the current contract period in February 2008. This special charge increased AAM’s operating costs in the third quarter of 2006 by $91.2 million. In addition to this special charge, AAM incurred $22.7 million of supplemental unemployment benefits and other related benefit costs for associates on layoff in the third quarter of 2006. AAM also recorded a $1.9 million special charge in the quarter related to future severance payments to associates in our European operations.
AAM’s results in the third quarter of 2006 reflect an overall 19% year-over-year decline in production volumes. This includes an estimated 5.4% decrease in customer production volumes for the major full-size truck and SUV programs it currently supports for GM and The Chrysler Group as compared to the third quarter of 2005. AAM estimates that customer production volumes for its mid-sized pick-up truck and SUV programs were down approximately 54% in the quarter on a year-over-year basis.
“As the domestic automotive industry continues its unprecedented structural transformation, we are taking the necessary actions to improve AAM’s global cost competitiveness,” said American Axle & Manufacturing Co-Founder, Chairman of the Board & CEO, Richard E. Dauch. “AAM remains focused on managing the things that we control. This includes supporting the introduction of GM’s new full-size pick-ups in the fourth quarter of 2006, while at the same time successfully launching our new regional manufacturing facilities in China and Poland.”

Net sales in the third quarter of 2006 were $701.2 million as compared to $848.1 million in the third quarter of 2005. Non-GM sales in the quarter were $153.2 million representing 22% of AAM’s total sales. On a year-to-date basis, AAM’s non-GM sales were $561.4 million, or 23% of AAM’s sales through the third quarter of 2006.
AAM’s content per vehicle was $1,204 in the third quarter of 2006 as compared to $1,240 in the third quarter of 2005. Production mix shifts related to the four-wheel drive and all-wheel drive (4WD/AWD) versions of its full-size and mid-size light truck programs continued to negatively impact content-per-vehicle in the third quarter of 2006. For the quarter, AAM’s 4WD/AWD penetration rate was 58.0% as compared to 65.9% in the third quarter of 2005. AAM defines its 4WD/AWD penetration rate as the total number of front axles produced divided by the number of rear axles produced for the vehicle programs on which it sells product.
Gross margin in the third quarter of 2006 was negative 8.8% as compared to 9.8% in the third quarter of 2005. Operating income was a loss of $110.0 million or negative 15.7% of sales in the quarter as compared to $34.9 million or 4.1% of sales in the third quarter of 2005.
AAM’s results in the third quarter of 2006 include a favorable outcome of $9.1 million, or $0.12 per share, associated with the resolution of various legal proceedings and claims during the quarter, net of costs incurred to resolve these matters. Including costs incurred earlier in the year related to these proceedings, the net favorable impact of these items for the first three quarters of the year was $7.6 million, or $0.10 per share.
AAM’s results in the third quarter of 2005 included a net benefit of $6.2 million, or $0.08 per share, related to a retroactive metal market recovery agreement under which AAM was reimbursed for costs incurred in the first half of 2005, net of other retroactive purchased material cost adjustments.
Net sales in the first three quarters of 2006 were $2.4 billion, as compared to $2.5 billion in the first three quarters of 2005. Gross margin was 3.8% in the first three quarters of 2006 as compared to 9.5% for the first three quarters of 2005. Operating income for the first three quarters of 2006 was a loss of $54.5 million or negative 2.3% of sales as compared to $97.0 million or 3.8% of sales for the first three quarters of 2005.
AAM’s gross margin and operating margin performance in the first three quarters of 2006 reflect the impact of the special charges recorded in the third quarter of 2006 relating to postemployment benefits. In addition to these special charges, AAM also incurred $58.6 million of supplemental unemployment benefits and other related benefit costs for associates on layoff in the first three quarters of 2006. Higher non-cash expenses related to depreciation, amortization, pension and other postretirement benefits and stock-based compensation as well as higher fringe benefit costs also pressured margins in the first three quarters of 2006.
In the first three quarters of 2006, AAM’s SG&A spending was $145.9 million or 6.1% of sales as compared to $144.0 million or 5.7% of sales in the first three quarters of 2005. AAM continues to increase SG&A spending in 2006 to support its R&D initiatives and its expanded foreign business and technical offices.

AAM defines free cash flow to be net cash provided by (or used in) operating activities less capital expenditures and dividends paid. Net cash provided by operating activities in the first three quarters of 2006 was $161.7 million as compared to $143.4 million in the first three quarters of 2005. Capital spending in the first three quarters of 2006 was $243.5 million. Reflecting the impact of this activity and dividend payments of $23.3 million, AAM’s free cash flow in the first three quarters of 2006 was a use of $105.1 million.
A conference call to review AAM’s third quarter 2006 results is scheduled today at 9:00 a.m. ET. Interested participants may listen to the live conference call by logging onto AAM’s investor web site at http://investor.aam.com or calling (877) 278-1452 from the United States or (706) 643-3736 from outside the United States. A replay will be available from Noon ET on October 27, 2006 until 5:00 p.m. ET November 3, 2006 by dialing (800) 642-1687 from the United States or (706) 645-9291 from outside the United States. When prompted, callers should enter conference reservation number 7328819.
Recent Developments
On October 4, 2006, AAM announced that it will offer a Special Attrition Program (SAP) to all UAW associates at AAM’s master agreement facilities in the fourth quarter of 2006. In conjunction with this special attrition program, AAM expects to initiate additional restructuring actions in 2006 to realign its production capacity and cost structure to current and projected operational and market requirements. These actions are expected to include salaried workforce reductions, the redeployment of machinery and equipment to support new programs, and other steps to rationalize underutilized capacity. As a result of these anticipated special charges, AAM withdrew its 2006 earnings and cash flow guidance provided on June 8, 2006.
Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission (SEC) rules and is included in the attached supplemental data.
Management believes that these non-GAAP financial measures are useful to both management and the Company’s stockholders in their analysis of the Company’s business and operating performance. Management also uses this information for operational planning and decision-making purposes.
Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.
AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for light trucks, sport utility vehicles and passenger cars. In addition to locations in the United States (in Michigan, New York and Ohio), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, South Korea and the United Kingdom.

Certain statements contained in this press release are “forward-looking statements” and relate to the Company’s plans, projections, strategies or future performance. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: adverse changes in the economic conditions or political stability of our principal markets (particularly North America, Europe and South America); reduced demand of our customers’ products or volume reductions, particularly for light trucks and SUVs produced by GM and DaimlerChrysler’s heavy-duty Dodge Ram full-size pickup trucks, or the Dodge Ram program; work stoppages at GM or DaimlerChrysler or a key supplier to GM or DaimlerChrysler; our ability to achieve cost reductions through accelerated attrition programs; reduced purchases of our products by GM, DaimlerChrysler or other customers; our ability and our customers’ ability to successfully launch new product programs; our ability to respond to changes in technology or increased competition; supply shortages or price fluctuations in raw materials, utilities or other operating supplies; our ability to maintain satisfactory labor relations and avoid work stoppages; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; liabilities arising from legal proceedings to which we are or may become a party or claims against us or our products; availability of financing for working capital, capital expenditures, research and development or other general corporate purposes, including our ability to comply with financial covenants; adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products (including the Corporate Average Fuel Economy regulations); our ability to attract and retain key associates; and other unanticipated events and conditions that may hinder our ability to compete. For additional discussion, see “Item 1A. Risk Factors” in our 2005 Annual Report on Form 10-K. It is not possible to foresee or identify all such factors and we assume no obligation to update any forward-looking statements or to disclose any subsequent facts, events or circumstances that may affect their accuracy.
# # #

For more information:

Media relations contact:	Investor relations contact:
Carrie L.P. Gray	Christopher M. Son
Director, Corporate Relations	Director, Investor Relations
(313) 758-4880	(313) 758-4814
grayc@aam.com	chris.son@aam.com
Or visit the AAM website at www.aam.com

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
	(In millions, except per share data)
Net sales	$701.2	$848.1	$2,410.6	$2,534.7

Cost of goods sold	763.2	764.8	2,319.2	2,293.7

Gross profit (loss)	(62.0)	83.3	91.4	241.0

Selling, general and administrative expenses	48.0	48.4	145.9	144.0

Operating income (loss)	(110.0)	34.9	(54.5)	97.0

Net interest expense	(11.7)	(7.3)	(27.0)	(20.0)

Other income (expense)
Debt refinancing costs	(0.3)	—	(2.7)	—
Other, net	10.1	1.2	11.4	(0.2)

Income (loss) before income taxes	(111.9)	28.8	(72.8)	76.8

Income tax expense (benefit)	(49.0)	9.5	(38.9)	25.3

Net income (loss)	$(62.9)	$19.3	$(33.9)	$51.5

Diluted earnings (loss) per share	$(1.25)	$0.38	$(0.67)	$1.01

Diluted shares outstanding	50.3	51.4	50.3	51.1

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2006	2005
	(Unaudited)
	(In millions)
ASSETS
Current assets
Cash and cash equivalents	$13.9	$3.7
Accounts receivable, net	352.5	328.0
Inventories, net	236.9	207.2
Prepaid expenses and other	81.6	45.5
Deferred income taxes	44.9	17.0

Total current assets	729.8	601.4

Property, plant and equipment, net	1,916.1	1,836.0
Deferred income taxes	35.9	3.0
Goodwill	147.8	147.8
Other assets and deferred charges	76.4	78.4

Total assets	$2,906.0	$2,666.6

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$369.7	$381.1
Other accrued expenses	235.3	168.1

Total current liabilities	605.0	549.2

Long-term debt	628.4	489.2
Deferred income taxes	96.3	116.1
Postretirement benefits and other long-term liabilities	625.5	517.3

Total liabilities	1,955.2	1,671.8

Stockholders’ equity	950.8	994.8

Total liabilities and stockholders’ equity	$2,906.0	$2,666.6

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
	(In millions)
Operating activities
Net income (loss)	$(62.9)	$19.3	$(33.9)	$51.5
Depreciation and amortization	52.8	46.2	153.2	135.0
Other	72.1	25.5	42.4	(43.1)

Net cash flow provided by operating activities	62.0	91.0	161.7	143.4

Purchases of property, plant & equipment	(87.5)	(82.4)	(243.5)	(243.6)

Net cash flow after purchases of property, plant & equipment	(25.5)	8.6	(81.8)	(100.2)

Purchase buyouts of leased equipment	—	—	(19.5)	—

Net cash flow provided by (used in) operations	(25.5)	8.6	(101.3)	(100.2)

Net increase in long-term debt	36.3	(1.0)	137.5	110.7
Debt issuance costs	—	—	(3.1)	—
Employee stock option exercises	0.2	0.9	0.3	4.3
Dividends paid	(7.8)	(7.7)	(23.3)	(22.7)

Net cash flow provided by (used in) financing activities	28.7	(7.8)	111.4	92.3

Effect of exchange rate changes on cash	(0.1)	—	0.1	(0.1)

Net increase (decrease) in cash and cash equivalents	3.1	0.8	10.2	(8.0)

Cash and cash equivalents at beginning of period	10.8	5.6	3.7	14.4

Cash and cash equivalents at end of period	$13.9	$6.4	$13.9	$6.4

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings before interest expense, income taxes and depreciation and amortization (EBITDA)(a)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
	(In millions)
Net income (loss)	$(62.9)	$19.3	$(33.9)	$51.5
Interest expense	11.8	7.6	27.2	20.5
Income taxes	(49.0)	9.5	(38.9)	25.3
Depreciation and amortization	52.8	46.2	153.2	135.0

EBITDA	$(47.3)	$82.6	$107.6	$232.3

Net debt(b) to capital

	September 30,	December 31,
	2006	2005
	(In millions, except percentages)
Total debt	$628.4	$489.2
Less: cash and cash equivalents	13.9	3.7

Net debt at end of period	614.5	485.5

Stockholders’ equity	950.8	994.8

Total invested capital at end of period	$1,565.3	$1,480.3

Net debt to capital(c)	39.3%	32.8%

(a)	We believe that EBITDA is a meaningful measure of performance as it is commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. EBITDA should not be construed as income(loss) from operations, net income(loss) or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA differently.

(b)	Net debt is equal to total debt less cash and cash equivalents.

(c)	Net debt to capital is equal to net debt divided by the sum of stockholders’ equity and net debt. We believe that net debt to capital is a meaningful measure of financial condition as it is commonly utilized by management, investors and creditors to assess relative capital structure risk. Other companies may calculate net debt to capital differently.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA (CONTINUED)
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Net Operating Cash Flow and Free Cash Flow(d)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
	(In millions)
Net cash provided by operating activities	$62.0	$91.0	$161.7	$143.4
Less: purchases of property, plant & equipment	(87.5)	(82.4)	(243.5)	(243.6)

Net operating cash flow	(25.5)	8.6	(81.8)	(100.2)

Less: dividends paid	(7.8)	(7.7)	(23.3)	(22.7)

Free cash flow	$(33.3)	$0.9	$(105.1)	$(122.9)

After-Tax Return on Invested Capital (ROIC)(e)

					Trailing Twelve
	Quarter Ended				Months Ended
	December 31,	March 31,	June 30,	September 30,	September 30,
	2005	2006	2006	2006	2006
	(In millions, except percentages)
Net income (loss)	$4.5	$8.6	$20.4	$(62.9)	$(29.4)
After-tax net interest expense (f)	5.6	4.9	5.2	6.6	22.3

After-tax return	$10.1	$13.5	$25.6	$(56.3)	$(7.1)

Net debt at end of period					$614.5
Stockholder’s equity at end of period					950.8

Invested capital at end of period					1,565.3
Invested capital at beginning of period					1,560.3

Average invested capital(g)					$1,562.8

After-Tax ROIC(h)					-0.5%

(d)	We define net operating cash flow as net cash provided by operating activities less purchases of property and equipment. Free cash flow is defined as net operating cash flow less dividends paid. We believe net operating cash flow and free cash flow are meaningful measures as they are commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Net operating cash flow is also a key metric used in our calculation of incentive compensation. Other companies may calculate net operating cash flow and free cash flow differently.

(e)	We believe that ROIC is a meaningful overall measure of business performance because it reflects the company’s earnings performance relative to its investment level. ROIC is also a key metric used in our calculation of incentive compensation. Other companies may calculate ROIC differently.

(f)	After-tax net interest expense is equal to multiplying net interest expense by the applicable effective income tax rate for each presented quarter.

(g)	Average invested capital is equal to the average of invested capital at the beginning of the year and end of the year.

(h)	After-tax ROIC is equal to after-tax return divided by average invested capital.